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                                                                   EXHIBIT 10.23


                            INDEMNIFICATION AGREEMENT



         THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made to be effective as of December 31, 2002, by and between Central Freight Lines, Inc., a Nevada corporation ("Central Freight"), and Central Refrigerated Service, Inc., a Nebraska corporation ("Central Refrigerated").

         WHEREAS, Central Freight and Central Refrigerated are parties to that certain Separation Agreement dated November 30, 2002, and that certain Amendment No. 1 to Separation Agreement dated December 23, 2002 (together, the "Separation Agreement");

         WHEREAS, pursuant to the terms of the Separation Agreement, Central Refrigerated will cease to be the wholly-owned subsidiary of Central Freight effective as of 12:00:01 a.m. Mountain Standard Time on January 1, 2003;

         WHEREAS, the Separation Agreement contemplates that Central Refrigerated will obtain separate policies of insurance on or before December 31, 2002; and

         WHEREAS, notwithstanding the terms of the Separation Agreement, Central Refrigerated will remain an insured party under Central Freight's workers' compensation insurance policy (the "Workers' Compensation Policy") with Royal Insurance ("Royal") from December 31, 2002, through June 28, 2003.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the parties hereto agree as follows:

         1.    Workers' Compensation Policy Indemnification.

               (a) Central Refrigerated hereby agrees to indemnify, defend, and hold harmless Central Freight, its successors, assigns, officers, directors, employees, agents, and Affiliates (which for all purposes of this Agreement means any person or entity controlling, controlled by, or under common control with Central Freight) for any and all Losses (as defined below) arising from workers' compensation claims brought, or threatened to be brought, by Central Refrigerated employees. Such indemnification shall be limited to the amount of such claims, if any, that is not recovered by Central Freight from Royal pursuant to the terms of the Workers' Compensation Policy, whether due to policy deductibles, coverage limits, or otherwise. For purposes of the foregoing, "Losses" includes any and all claims, causes of action, suits, judgments, losses, damages, deficiencies, obligations, costs, and expenses (including, without limitation, interest, penalties, and reasonable fees and costs of attorneys and other experts) suffered by Central Freight or its successors, assigns, officers, directors, employees, agents, or Affiliates.

               (b) Central Refrigerated and Central Freight shall cooperate in the negotiation, defense, and settlement of workers' compensation claims brought, or threatened to be brought, by Central Refrigerated employees related to events occurring during the Co-Insurance Period. Upon request, Central Refrigerated shall keep Central Freight fully informed of all




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         aspects of such claims and shall have Central Freight copied on all correspondence, where such can be made without compromising the attorney-client privilege, and all filings. Upon request, Central Freight shall have the right to participate in all meetings, conferences, and discussions with claimants regarding such claims, and Central Refrigerated shall not settle any such claims without the consent of Central Freight, provided that such consent shall not be unreasonably withheld.

               (c) If Central Freight desires to claim indemnification hereunder, it shall promptly notify Central Refrigerated thereof; 9 provided that the failure to so notify shall not affect the obligations of indemnification unless and to the extent that the defense of a third-party claim is actually prejudiced as a result of such failure. Central Refrigerated shall have thirty (30) days' from delivery of notice to remit payment to Central Freight for the indemnified Loss. In the event that Central Refrigerated contests Central Freight's right to indemnification hereunder, Central Freight and Central Refrigerated shall negotiate in good faith to resolve the dispute. If the dispute is not resolved within thirty (30) days' from the date of delivery of notice by Central Freight, the dispute shall be submitted to binding arbitration conducted by the American Arbitration Association on demand of either party in Phoenix, Arizona. Any arbitration proceedings will be heard by one arbitrator in accordance with the then-current commercial arbitration rules of the American Arbitration Association.

         2. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date of service if served personally or by recognized overnight courier service on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given by first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed as follows:

               If to Central Freight:         Central Freight Lines, Inc.
                                              5601 West Waco Dr.
                                              Waco, TX  76710
                                              Attn:  Jeff Hale

               If to Central Refrigerated:    Central Refrigerated Service, Inc.
                                              5175 West 2100 South
                                              West Valley City, UT  84120
                                              Attn:  Rob Goates

         3. Miscellaneous.

               (a) This Agreement may not be amended except by an instrument signed by each of the parties hereto.

               (b) If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve such part's anticipated benefits under the Agreement.


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               (c) This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof;
         (ii) is not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise without the prior written consent by the other parties hereto.

               (d) This Agreement may be executed via facsimile or otherwise in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.




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         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above written.


                                           CENTRAL FREIGHT LINES, INC.
                                           a Nevada corporation



                                           By: /s/ Jeffrey A. Hale
                                               ---------------------------------
                                           Name: Jeffrey A. Hale
                                           Title: CFO



                                           CENTRAL REFRIGERATED SERVICE, INC.,
                                           a Nebraska corporation



                                           By: /s/ Robert T. Goates
                                               ---------------------------------
                                           Name: Robert T. Goates
                                           Title: CFO



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